Skullcandy Announces First Quarter 2014 Financial Results
PARK CITY, UTAH – May 1, 2014 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the first quarter ended March 31, 2014.
First quarter results

•	Net sales: $39.1 million vs. $37.1 million

•	Gross margin: 46.5% vs. 44.5%

•	Selling, general and administrative expense: $22.1 million vs. $26.3 million

•	Net loss per diluted share: $(0.12) vs. $(0.25)

“The focused execution of our five pillar growth strategy led to a solid start to 2014,” said Hoby Darling, President and Chief Executive Officer of Skullcandy. “The first quarter marked our return to revenue growth as both our domestic and international markets posted positive gains. Equally important, gross margins stabilized and we were able to leverage operating expenses while continuing to invest in key long-term growth drivers such as demand creation, innovation and talent.  As a result, our bottom line performance improved dramatically from a year ago, putting us on course to exceed our original profit targets for the full year. We are encouraged by our current momentum and believe our commitment to culture and operational excellence is providing our teams the foundation to continue building remarkable products and developing deep, authentic connections with our consumer.”
Net sales in the first quarter of 2014 increased 5.5% to $39.1 million from $37.1 million in the same quarter of the prior year. North America net sales increased 1.3% to $29.0 million from $28.7 million in the same quarter of the prior year. International net sales increased 19.7% to $10.0 million from $8.4 million in the same quarter of the prior year. Included in the North America segment in first quarter 2014 and first quarter 2013 are net sales of $0.6 million and $2.1 million, respectively, of products that were sold from the United States to customers with a “ship to” location outside of North America. These sales represented an increase of approximately 1.2% to the International Segment, and an increase of approximately 7.2% to the North American segment compared to the same quarter in the prior year.
Gross profit in the first quarter of 2014 increased 10.2% to $18.2 million from $16.5 million in the same quarter of the prior year. Gross margin was 46.5% in the first quarter of 2014 compared to 44.5% in the same quarter of the prior year. The increase in gross margin was primarily attributable to a shift in product sales mix into higher margin products, decreases in shipping related costs, and reductions in warranty related costs.
Selling, general and administrative (SG&A) expenses in the first quarter of 2014 decreased 16.1% to $22.1 million from $26.3 million in the same quarter of the prior year. The decrease in SG&A expenses is primarily attributable to reduction in write-downs of tooling, fixtures and furniture, severance, performance-based compensation due to a change in accounting methodology which shifts the majority of the expense to later in the calendar year, and bad debt expense. As a percentage of net sales, SG&A expenses were 56.5% compared to 71.0% in the same quarter of the prior year. The Company continues to invest in marketing and demand creation efforts at the same level compared to the same quarter of the prior year with an increased focus on in-store displays and presence.
Net loss attributable to the Company in the first quarter of 2014 was $(3.5) million, or $(0.12) per diluted share, based on 27.8 million diluted weighted average common shares outstanding. Net income attributable to the Company in the same quarter of the prior year was $(7.0) million, or $(0.25) per diluted share, based on 27.7 million diluted weighted average common shares outstanding.
Balance Sheet Highlights
As of March 31, 2014, cash and cash equivalents totaled $48.2 million compared to $38.8 million as of December 31, 2013. The Company continued to have no outstanding debt. Accounts receivable decreased 37% to $36.4 million as of March 31, 2014 from $57.5 million as of December 31, 2013, which is consistent with the seasonality of our business. Inventory increased 5.9% to $42.7 million as of March 31, 2014 from $40.3 million as of December 31, 2013.

2014 Second Quarter and Full Year Financial Outlook
For the second quarter of 2014, the Company currently forecasts net sales to increase between 5% to 7% over 2013 levels and net income on a GAAP fully-diluted basis to be approximately breakeven.

For the full year 2014, the Company still forecasts net sales to increase in the mid to high single digit percentage range over 2013 levels. The company now expects net income on a GAAP fully-diluted basis to be between $0.16 and $0.20 per share, up from its previous expectation of $0.10 to $0.14 per share.
Call Information
A conference call to discuss the first quarter of 2014 results is scheduled for today, May 1, 2014, at 4:30 PM Eastern Time / 2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com. Analysts and investors can participate in the live call by dialing (877) 407-0784 or (201) 689-8560. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through May 8, 2014. To access the telephone replay, listeners should dial (877) 870-5176 or (858) 384-5517 and entering conference ID number 13581157.
About Skullcandy, Inc.
Skullcandy is the original lifestyle and performance audio brand inspired by the creativity and irreverence of youth culture. Skullcandy designs, markets and distributes audio and gaming headphones and other accessory related products under the Skullcandy, Astro Gaming and 2XL by Skullcandy brands. Skullcandy was launched in 2003 and quickly became one of the world's most distinct audio brands by bringing unique technology, color, character and performance to an otherwise monochromatic space; helping to revolutionize the audio arena by introducing headphones, earbuds and other audio and wireless lifestyle products that possess unmistakable style and exceptional performance. The Company's products are sold and distributed through a variety of channels in the U.S. and approximately 80 countries worldwide. Visit skullcandy.com, or join us at facebook.com/skullcandy or on Twitter @skullcandy.
Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s anticipated future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed under the “Risk Factors” section of the 2013 10-K filed with the Securities and Exchange Commission ("SEC") on March 14, 2014 and in any subsequent reports the Company files with the SEC. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise
Contacts
ICR
Brendon Frey / Joe Teklits
203-682-8200
Brendon.Frey@icrinc.com
Joseph.Teklits@icrinc.com

-Financial Tables Follow-

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except share and per share information)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$39,080	$37,050
Cost of goods sold	20,917	20,564
Gross profit	18,163	16,486
Selling, general and administrative expenses	22,080	26,311
Income (loss) from operations	(3,917)	(9,825)
Other expense	170	539
Interest expense	11	103
Income (loss) before income taxes and noncontrolling interests	(4,098)	(10,467)
Income tax expense (benefit)	(706)	(3,387)
Net income (loss)	(3,392)	(7,080)
Net income (loss) attributable to noncontrolling interests	(71)	33
Net income (loss) attributable to Skullcandy, Inc.	$(3,463)	$(7,047)
Net income (loss) per common share attributable to Skullcandy, Inc.
Basic	$(0.12)	$(0.25)
Diluted	(0.12)	(0.25)
Weighted average common shares outstanding
Basic	27,835,483	27,700,765
Diluted	27,835,483	27,700,765

SKULLCANDY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
(unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$48,165	$38,835
Accounts receivable, net	36,421	57,549
Inventories	42,680	40,284
Prepaid expenses and other current assets	4,642	4,663
Deferred taxes	3,118	4,097
Total current assets	135,026	145,428
Property and equipment, net	9,745	10,021
Intangibles	9,910	10,979
Goodwill	13,867	13,867
Deferred financing fees	212	224
Deferred taxes	2,563	2,395
Total assets	$171,323	$182,914
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,627	$16,565
Accrued liabilities	14,234	22,838
Deferred taxes	331	55
Total current liabilities	29,192	39,458
Deferred taxes	1,659	1,742
Stockholders’ equity:
Common stock	3	3
Treasury stock	(43,294)	(43,294)
Additional paid-in capital	133,552	131,428
Accumulated other comprehensive income (loss)	(145)	(171)
Retained earnings	49,719	53,182
Total Skullcandy stockholders’ equity	139,835	141,148
Noncontrolling interests	637	566
Total stockholders’ equity	140,472	141,714
Total liabilities and stockholders’ equity	$171,323	$182,914

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(3,392)	$(7,080)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,260	2,176
Loss on disposal of property and equipment	689	1,956
Provision for doubtful accounts	175	550
Deferred income taxes	1,003	(4,076)
Noncash interest expense	12	64
Stock-based compensation expense	668	933
Changes in operating assets and liabilities:
Accounts receivable	20,821	40,955
Inventories	(2,518)	(9,588)
Prepaid expenses and other current assets	(637)	1,993
Accounts payable	(1,690)	(5,336)
Accrued liabilities	(7,804)	(7,699)
Net cash provided by operating activities	9,587	14,848
Cash flows from investing activities:
Purchase of property and equipment	(1,608)	(712)
Net cash used in investing activities	(1,608)	(712)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,728	22
Income tax benefit from stock option exercises	(274)	3
Net cash provided by financing activities	1,454	25
Effect of exchange rate changes on cash and cash equivalents	(103)	8
Net increase (decrease) in cash and cash equivalents	9,330	14,169
Cash and cash equivalents, beginning of period	38,835	19,345
Cash and cash equivalents, end of period	$48,165	$33,514
Supplemental cash flow information:
Cash paid for interest	$—	$—
Cash paid for income tax	1,294	5,405

SKULLCANDY, INC.
SEGMENT INFORMATION
(unaudited)
The North America segment primarily consists of Skullcandy and Astro Gaming product sales to customers in the United States, Canada and Mexico (through the Company’s joint venture). The international segment primarily includes Skullcandy product sales to customers in Europe and Asia that are served by the Company’s European and Asian operations. Included in the North America segment for the three months ended March 31, 2014 and 2013, are net sales of $0.6 million and $2.1 million, respectively, that represent products that were sold from North America to distributors in other countries.

	Three Months Ended March 31,
	2014	2013
Net sales
North America	$29,039	$28,665
International	10,041	8,385
Consolidated	39,080	37,050
Gross profit
North America	13,652	12,455
International	4,511	4,031
Consolidated	18,163	16,486
Income (loss) from operations
North America	(3,887)	(9,367)
International	(30)	(458)
Consolidated	$(3,917)	$(9,825)